Exhibit 23

                       CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Xerox Credit Corporation

We consent to incorporation by reference in the Registration Statements (Nos. 333-76021 and 333-29677) on Form S-3 of Xerox Credit Corporation of our report dated January 25, 2000, relating to the consolidated balance sheets of Xerox Credit Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Xerox Credit Corporation.




/s/ KPMG LLP

KPMG LLP
Stamford, Connecticut
March 27, 2000























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